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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        LORAL SPACE & COMMUNICATIONS INC.

            Loral Space & Communications Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the laws of the State of Delaware, DOES HEREBY CERTIFY that:

      1. The name of the Corporation is Loral Space & Communications Inc.

      2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware under the name of Loral Space & Communications Inc. on June 24, 2005.

      3. The Corporation has not received any payment for any of its stock.

      4. Pursuant to Section 241 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

      5. This Restated Certificate of Incorporation was duly authorized and adopted in accordance with the applicable provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware.

      6. The text of the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        LORAL SPACE & COMMUNICATIONS INC.

                                 * * * * * * * *

                                   ARTICLE I.

            The name of the corporation (the "Corporation") is Loral Space & Communications Inc.

                                  ARTICLE II.

            The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                  ARTICLE III.

            Except as provided in Paragraph (d) of Article V of this Restated Certificate of Incorporation, the nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                  ARTICLE IV.

            The total authorized capital stock of the Corporation shall be FIFTY MILLION (50,000,000) shares consisting of (i) FORTY MILLION (40,000,000) shares of Common Stock, $0.01 par value per share ("Common Stock"), and (ii) TEN MILLION (10,000,000) shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

            (a) Common Stock.

            (i) Dividends. Subject to the preferences and other rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends.

            (ii) Liquidation. Subject to the rights, powers and preferences of any outstanding Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, the assets of the Corporation available to stockholders shall be distributed equally per share to the holders of Common Stock.

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            (iii) Voting. Except as otherwise provided herein or by law, each holder of Common Stock shall be entitled to one vote in respect of each share of Common Stock held of record on all matters submitted to a vote of stockholders.

            (b) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, except as otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors or in any Certificate of Designation or similar certificate creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

            (c) The Corporation shall not issue non-voting equity securities within the meaning of section 1123 of chapter 11 of title 11 of the United States Code.

                                   ARTICLE V.

            (a) In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation (the "Bylaws") may be made, altered, amended or repealed by the Board of Directors.

            (b) In addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) in voting power of the outstanding shares of the Corporation then entitled to vote upon the election of directors generally, voting together as a single class, shall be required for
(i) the alteration, amendment, or repeal of (x) Paragraphs (b) or (d) of Article V of this Restated Certificate of Incorporation or (y) Article VII of this Restated Certificate of Incorporation, or (ii) the alteration, amendment or repeal of the By-laws of the Corporation by the stockholders of the Corporation.

            (c) Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Voting at meetings of stockholders need not be

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by written ballot. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws. Except as otherwise provided for or fixed pursuant to the provisions of Paragraph (b) of Article IV of this Restated Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

            (d) For so long as the Corporation owns any shares of Space Systems/Loral, Inc., a Delaware corporation, directly or indirectly, the Corporation shall not cause such shares to be voted in favor of any amendment to or modification of Section 3 of the Restated Certificate of Incorporation of Space Systems/Loral, Inc.

                                  ARTICLE VI.

            (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Subject to Paragraph (f) below, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors, provided, however, that such number shall be no fewer than three (3) and no more than fifteen (15).

            (b) The Corporation is to have perpetual existence.

            (c) The Board of Directors (other than those directors elected solely by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Paragraph (b) of Article IV hereof, if any (the "Preferred Stock Directors")) shall be divided into three classes to be designated as Class I, Class II and Class III. The number of such directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible. The Class I directors will initially consist of (a) Mr. Bernard L. Schwartz, (b) Mr. Arthur L. Simon and (c) Mr. John D. Harkey, Jr. The Class II directors will initially consist of (a) Mr. Michael B. Targoff, (b) Mr. Robert B. Hodes and (c) Mr. Dean Olmstead. The Class III directors will initially consist of (a) Mr. Mark H. Rachesky, (b) Mr. Hal Goldstein, and (c) Mr. Sai S. Devabhaktuni. These directors, other than any Preferred Stock Directors, will be deemed to have been elected by the shareholders of the Corporation on the date of the filing of this Restated Certificate of Incorporation. The terms of office of the directors initially comprising such classes of directors shall expire at the times of the annual meetings of the stockholders as follows: Class I on the first annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation by filing this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), Class II on the second annual meeting following the Effective Time and Class III on the third annual meeting following the Effective Time, or thereafter in each case when their respective successors are elected and qualified. At subsequent annual elections, other than with

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respect to the Preferred Stock Directors, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed, and shall be elected for a term ending at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified.

            (d) If the number of directors that constitutes the whole Board of Directors is changed in accordance with this Article VI, the majority of the Board of Directors that adopts the change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible. No decrease in the number of directors constituting the entire Board of Directors shall have the effect of shortening the term of any incumbent director.

            (e) A director, other than a Preferred Stock Director, may be removed from office only for cause and only by the vote of at least two-thirds in voting power of the outstanding stock entitled to vote in an election of directors. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors, however resulting, and any newly created directorship resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class, shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

            (f) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Paragraph (b) of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional director or directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall forthwith be reduced accordingly.

            (g) Elections of directors need not be by written ballot.

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            (h) In the event that the votes of the directors on any matter voted upon by the Board of Directors are equally divided, the director who is at that time the Vice Chairman of the Board of Directors shall have a second or casting vote on such matter.

                                  ARTICLE VII.

            (a) The Corporation shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (including any legislative or self-regulatory proceeding), by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, trustee, appointee, designee, employee, manager, partner, or agent of or in any other capacity with another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or of any of its affiliates and any charitable or not-for-profit enterprise (any such person being sometimes referred to hereafter as an "Indemnitee"), or by reason of any action taken or omitted or alleged to have been taken or omitted by an Indemnitee in any such capacity, against expenses (including court costs and attorneys' fees), judgments, damages, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Corporation of the commencement thereof, and the Corporation shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. With respect to service by an Indemnitee on behalf of any employee benefit plan of the Corporation or any of its affiliates, action in good faith in what the Indemnitee reasonably believed to be the best interest of the beneficiaries of the plan shall be considered to be in or not opposed to the best interests of the Corporation. The Corporation shall indemnify an Indemnitee for expenses (including attorneys' fees) reasonably incurred by the Indemnitee in connection with a proceeding successfully establishing his or her right to indemnification, in whole or in part, pursuant to this Article. However, notwithstanding anything to the contrary in this Article, the Corporation shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by the Indemnitee against the Corporation (other than as contemplated by the immediately preceding sentence) or any other person who is an Indemnitee unless the initiation of the proceeding was approved by the Board of Directors of the Corporation.

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            (b) Expenses (including any attorneys' fees) reasonably incurred in investigating, defending or responding to any civil or criminal action, suit, proceeding or investigation in which a current or former director or officer of the Corporation has been named as a defendant, respondent or target, and any appeal therefrom, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the current or former director or officer of the Corporation to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII. Such undertaking shall be accepted by the Corporation without reference to the financial ability of the current or former director or officer of the Corporation to make such repayment.

            (c) This indemnification and other rights set forth in this Article VII shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), contract, agreement, bylaws, vote of stockholders or action of the Board of Directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and nothing contained in this Article VII shall be deemed to prohibit the Corporation from entering into agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article VII.

            (d) The right to indemnification and advancement of expenses provided by this Article VII shall continue as to any person who formerly was an officer or director of the Corporation in respect of acts or omissions occurring or alleged to have occurred while he or she was an officer or director of the Corporation and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitees. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. The right of an Indemnitee to indemnification or advances as granted by this Article VII shall be a contractual obligation of the Corporation and, as such, shall be enforceable by the Indemnitee in any court of competent jurisdiction.

            (e) In addition to indemnification by the Corporation of current and former officers and directors and advancement of expenses by the Corporation to current and former officers and directors as provided for by the foregoing provisions of this Article VII, the Corporation may, in a manner and to the fullest extent permitted by law, indemnify current and former employees, agents and other persons serving the Corporation and advance expenses to current and former employees, agents and other persons serving the Corporation, in each case as may be authorized by the Board of Directors, and any rights to indemnity or advancement of expenses granted to such persons may be equivalent to, or greater or less than, those provided to directors, officers and employees by this
Article VII.

            (f) The Corporation may purchase and maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or of another corporation or a limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) in which the

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Corporation has an interest against any expense, liability or loss incurred by the Corporation or such person in his or her capacity as such, or arising out of his or her status as such, whether or not the Corporation would have the power to or is obligated to indemnify such person against such expense, liability or loss. The indemnification and reimbursement of expenses so provided by this
Article VII shall not be available to the extent that indemnification or reimbursement has been received by such director or officer under any applicable policy of insurance or otherwise.

            (g) No amendment, termination or repeal of this Article VII or the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII, in respect of any actions, transactions, facts or matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit, claim, proceeding or investigation arising out of or relating to any actions, transactions, facts or matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VII, if such provision had not been so amended, terminated or repealed or if a provision inconsistent therewith had not been so adopted.

            (h) A director shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, (iii) liability under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to an act or omission of such director occurring prior to such repeal or modification.

            (i) Notwithstanding anything to the contrary set forth in this
Article VII, and except as provided in clause (iv) below and as provided in the Stipulation and Agreement Among the Debtors and Their Directors and Officers in Respect of Certain Indemnification Claims in In re Loral Space & Communications Ltd. et al., Case Nos. 03-41710 (RDD), 03-41709 (RDD) through 03-41728 (RDD) in the United States Bankruptcy Court for the Southern District of New York, (i) for the purposes of this Article VII, the term "Corporation" shall not include Loral Space & Communications Ltd., a Bermuda company, or any direct or indirect subsidiary thereof that at the time was not or that is not a direct or indirect subsidiary of the Corporation (collectively, "Old Loral"), and the Corporation shall not have obligations pursuant to this Article VII solely by virtue of any assertion by any person, entity or governmental authority or any determination by a court of competent jurisdiction, that it is a successor to Old Loral or any other entity; (ii) the Corporation may, but shall not be required to, indemnify any director or officer of Old Loral, or any person who was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of Old Loral as a director, officer, trustee, appointee, designee, employee, manager, partner, or agent of or

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in any other capacity with another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of Old Loral or of any of its affiliates and any charitable or not-for-profit enterprise, except as specifically set forth in that certain Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of June 3, 2005 of Loral Space & Communications, Ltd. and its subsidiaries that are a party thereto (as the same may be amended from time to time, the "Plan"); (iii) the Corporation may, but shall not be required to, indemnify any Indemnitee with respect to any events or circumstances occurring prior to the filing of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on July 11, 2003 by Loral Space & Communications, Ltd. and its subsidiaries that are a party thereto, except as specifically set forth in the Plan; and (iv) the Corporation shall indemnify and hold harmless each Indemnitee from and against and for any and all obligations incurred directly or indirectly by Old Loral with respect to any taxes owed by Old Loral or the Debtors (as defined in the Plan) for the period prior to the Effective Date (as defined in the Plan), including interest and penalties, to any governmental entity and as to which Old Loral or the Debtors are the primary obligor(s), to the full extent provided in Paragraphs (a) through (h) of this Article VII.

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            IN WITNESS WHEREOF, the Corporation has caused this Restated
Certificate of Incorporation to be signed and attested by its duly authorized officers on this 21st day of November, 2005.

                                                    /s/ Avi Katz
                                                    ____________________________
                                                    Avi Katz
                                                    Vice President and Secretary

ATTEST:

/s/ Janet Yeung
_______________________________________
Janet Yeung
Vice President and Assistant Secretary

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